EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

Umpqua Holdings Announces Closing of $303.6 Million Underwritten Public Offerings of Common
Stock and Common Stock Equivalent Securities, Including Exercise of Underwriter’s
Over-Allotment Option

PORTLAND, Ore.—February 9, 2010—Umpqua Holdings Corporation (NASDAQ:UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc., has raised $303.6 million in gross proceeds through its previously announced underwritten public offerings, by issuing 8,625,000 shares of the Company’s common stock, including 1,125,000 shares pursuant to the underwriter’s over-allotment option at a price of $11.00 per share; and 18,975,000 depository shares, including 2,475,000 depository shares pursuant to the underwriter’s over-allotment option, also at a price of $11.00 per share.  The depository shares, as described below, represent interests in a series of Umpqua Holdings Corporation’s preferred stock designated as the Series B Common Stock Equivalent.

The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $287.9 million.  The net proceeds from the common stock offering and the net proceeds of the depositary shares offering will qualify as both tangible common equity (if and when converted into common stock) and regulatory Tier 1 capital and will be used, together with existing funds, to redeem preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program, upon receipt of required regulatory approvals, to fund FDIC-assisted acquisition opportunities, similar to the recently announced acquisition of certain assets and deposits of EvergreenBank in an FDIC-assisted transaction, and for general corporate purposes.

“This is our second successful equity securities offering within a six-month period and it adds to our strong capital position, providing the opportunity to repay the Treasury’s Capital Purchase Program investment in the Company and additional capital support for continued organic growth and acquisitions,” said Ray Davis, president and CEO of Umpqua Holdings Corporation.

The depositary shares, each of which represents a 1/100th interest in a share of Umpqua Holdings Corporation’s Series B Common Stock Equivalent, entitle the holders, through the depository, to a proportional fractional interest in the rights and preferences of such share of Common Stock Equivalent represented by the depositary share, including conversion, dividend, liquidation and voting rights. Each share of Common Stock Equivalent has a liquidation amount of $1,100 and is initially subject to conversion into 100 shares of Umpqua Holdings Corporation's common stock (and, correspondingly, each depositary share is initially subject to conversion into one share of Umpqua Holdings Corporation's common stock).  Umpqua Holdings Corporation has received approval to list the depositary shares on The NASDAQ Global Select Market under the symbol “UMPQP,” and trading has commenced.

J.P. Morgan Securities Inc. acted as the sole book-running manager.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ:UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 162 locations between San Francisco, Calif. and Seattle, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua's Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in Umpqua Holdings Corporation’s filings with the SEC. You should not place undue reliance on forward-looking statements and Umpqua Holdings Corporation undertakes no obligation to update any such statements. In this press release, Umpqua Holdings Corporation makes forward-looking statements about the prospective conversion of the common stock equivalent securities to common stock and its intended use of the capital raised in these offerings, including redemption of the preferred stock held by the Treasury and funding FDIC-assisted transactions. Specific risks that could cause results to differ from the forward-looking statements are set forth in Umpqua Holdings Corporation’s filings with the SEC and also include, without limitation, delay or inability to obtain shareholder approval of additional shares of common stock and deterioration in the economy or its loan portfolio, lack of acquisition opportunities and inability to obtain regulatory approval to redeem TARP Series A Preferred Stock, each of which could alter its intended use of the capital.